EXHIBIT 10.1

TERMINATION AND RELEASE

THIS TERMINATION AND RELEASE (this “Termination and Release”), dated as of February 28, 2008, is made by and among VMH GmbH, a German corporation (“VMH”), Lydia Krowka (“Krowka”), Datakom Gesellschaft fuer Datenkommunikation mbH, a German corporation (“Datakom”), and Intelligentias, Inc., a Nevada corporation (“Intelligentias”).  VMH, Krowka, Datakom and Intelligentias are sometimes hereinafter referred to individually as a “Party” and collectively, as the “Parties.”

RECITALS:

WHEREAS, the Parties entered into that certain Stock Sale Agreement, dated as of June 7, 2007 and signed by the parties as of June 8, 2007, amended by an amendment to that certain Stock Sale Agreement dated November 13, 2007 (hereinafter together referred to as the “Stock Sale Agreement”), pursuant to which Intelligentias purchased all of Datakom’s outstanding stock from VMH and Krowka; and

WHEREAS, upon the terms and subject to the conditions as hereinafter set forth, the Parties have agreed to terminate the Stock Sale Agreement and that this Termination and Release shall operate as a full and final release of all claims by and between the Parties hereto which have arisen or may arise under the Stock Sale Agreement.

NOW, THEREFORE, with intent to be legally bound hereby and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1.    Termination and Annulment of Stock Sale Agreement and Return of Consideration.

(a) Any and all contracts, agreements, arrangements, and understandings arising under the Stock Sale Agreement are hereby terminated and annulled retroactively, as of December 15, 2007, and of no further force or effect, and no rights, duties, obligations, or liabilities arising thereunder or relating thereto shall survive this termination and annulment.

(b) Concurrently with the execution of this Termination and Release, (i) VMH and Krowka will deposit with Waldenberger Rechtsanwalte (the “Cash Escrow Agent”) by certified check, payable to the Cash Escrow Agent, or by wire transfer of immediately available funds, an aggregate of two million United States dollars (US$2,000,000) (the “Escrow Funds”), which the Cash Escrow Agent shall deposit in the following account (the “Escrow Account”):

BANK ACC. HOLDER: Waldenberger Rechtsanwaelte
ACC. NO.: 120 79 27 80 USD
BANK: Commerzbank AG, Berlin
IBAN: DE 2010040000012072780USD
SWIFT: COBADEFFXXX
BANK ADDRESS:               Commerzbank AG
Tauentzienstr. 9
10789 Berlin
Germany
TELEFAX: +49-30-890 00 399

and (ii) VMH will deliver to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, 10036, Attn: Christopher S. Auguste, Esq., (the “Stock Escrow Agent”) one or more stock certificates evidencing an aggregate of fourteen million restricted shares of common stock, par value $0.0001 per share, of Intelligentias (the “Escrow Shares” and, together with the Escrow Funds, the “Escrow Consideration”).

(c) The Escrow Funds and the Escrow Shares shall be released from the Cash Escrow Account and the Stock Exchange Account, respectively, pursuant to the terms and conditions of that certain Escrow Agreement among Intelligentias, VMH, the Cash Escrow Agent and the Stock Escrow Agent, dated as of February 28, 2008, and attached hereto as Exhibit A.

(d) VMH represents and warrants to Intelligentias that it has good and valid title to the Escrow Shares, free and clear of all liens and encumbrances.

(e) In connection with entering into the Stock Sale Agreement, and from June 7, 2007 through the date of this Agreement, the Parties hereto have disclosed to each other and their respective affiliates, directors, officers, employees, advisors, agents and representatives (the “Representatives”) non-public information and other information (whether in oral, written or other form, electronically stored or otherwise), including, but not limited to written or electronic notes, analyses, summaries, compilations, studies, interpretations, charts and other materials prepared by the receiving Party which contain, reflect or are otherwise based upon such non-public information, concerning the disclosing Party, its affiliates and subsidiaries (hereinafter collectively referred to as the “Confidential Information”).   Notwithstanding anything herein to the contrary, the Parties will keep the Confidential Information strictly confidential and will not (except as required by applicable law, regulation or legal process), without the disclosing Party’s prior written consent, disclose any Confidential Information.  Each Party agrees to be responsible for any breach of this Section 1(e) by its Representatives.  The term “Confidential Information” does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by the receiving Party or any of its Representatives; (b) was available to the receiving Party or its Representatives on a non-confidential basis prior to its disclosure to the receiving Party by the disclosing Party or any of its Representatives; (c) was developed independent of the information derived from the Confidential Information; or (d) becomes available to the receiving Party or its Representatives on a non-confidential basis from a source other than the disclosing Party or any of its

Representatives who are not otherwise known to the receiving Party to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.

SECTION 2.    Releases.

(a) Full, Final and Complete Release of Intelligentias.  Each of VMH, Krowka and Datakom (the “Seller Releasing Parties”) does hereby fully, finally, completely and absolutely release, acquit and forever discharge Intelligentias and its respective current and former partners, members, officers, directors, shareholders, employees, agents, attorneys, parent companies, subsidiaries, affiliates, heirs, successors, assigns, and representatives (collectively the “Intelligentias Released Parties”) and all those at interest therewith of and from any and all claims, demands, actions, remedies, causes of action, lawsuits, arbitrations, debts, liabilities, contracts, damages, costs (including, without limitation, attorneys’ fees and all costs of court or other proceedings), expenses and losses of every kind or nature, whether arising by contract, tort or other theory, at this time known or unknown, direct or indirect, fixed or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, in law, by statute, by regulation, by court order, or in equity, that the Seller Releasing Parties and all heirs, beneficiaries, executors, administrators, personal representatives, successors, assigns, agents, employees, or representatives of the Seller Releasing Parties and all those at interest therewith, ever had or now has, for, upon or by reason or arising out of or related directly or indirectly to the Intelligentias Released Parties concerning or in any way related to (a) the Stock Sale Agreement or any transaction contemplated therein; (b) the conduct of the business of the Intelligentias Released Parties between the date of the Stock Sale Agreement and the date of this Termination and Release; and (c) the receipt, dissemination or use of any information received from the Intelligentias Released Parties prior to the date of this Termination and Release.

(b) Full, Final and Complete Release of VMH, Krowka and Datakom.  Intelligentias (the “Intelligentias Releasing Party”) does hereby fully, finally, completely and absolutely release, acquit and forever discharge VMH, Krowka and Datakom and their respective current and former partners, members, officers, directors, shareholders, employees, agents, attorneys, parent companies, subsidiaries, affiliates, heirs, successors, assigns, and representatives (collectively the “Seller Released Parties”) and all those at interest therewith of and from any and all claims, demands, actions, remedies, causes of action, lawsuits, arbitrations, debts, liabilities, contracts, damages, costs (including, without limitation, attorneys’ fees and all costs of court or other proceedings), expenses and losses of every kind or nature, whether arising by contract, tort or other theory, at this time known or unknown, direct or indirect, fixed or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, in law, by statute, by regulation, by court order, or in equity, that the Intelligentias Releasing Party and all heirs, beneficiaries, executors, administrators, personal representatives, successors, assigns, agents, employees, or representatives of the Intelligentias Releasing Party and all those at interest therewith, ever had or now has, for, upon or by reason or arising out of or related directly or indirectly to the Seller Released Parties concerning or in any way related to the Stock Sale Agreement.

(c) Each Party Shall Bear Its Own Costs and Fees.  Each Party will bear its own costs and attorneys’ fees related in any manner to this Termination and Release.

SECTION 3.    Acknowledgment.

(a) Comprehension of Document.  Each Party acknowledges that they enter into this Termination and Release fully and voluntarily from their own information and investigation and that they have had an opportunity to consult with independent legal counsel and other advisors regarding all legal and other effects of this Termination and Release.  Each Party acknowledges that no representations were made to induce execution of this Termination and Release that are not expressly contained herein.

(b) Release of All Claims.  It is the express intent of all the Parties that this Termination and Release operate as a full, final and complete release of any and all claims (except as specified herein) that a releasing Party may have or ever had against the released Parties on or prior to the date hereof, regardless of whether such claim exists or may ever have existed under any state law, federal law or any foreign jurisdiction’s law.

SECTION 4.    Miscellaneous.

(a) Governing Law.  This Termination and Release shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California (without giving effect to any choice of law principles thereof which may direct the application of the laws of another jurisdiction).

(b) Consent to Jurisdiction.  Each Party hereby irrevocably submits to the jurisdiction of any California State or Federal Court sitting in the City and County of San

Francisco in respect of any suit, action or proceeding arising out of or relating to this Termination and Release, and irrevocably accepts for itself, generally and unconditionally, jurisdiction of the aforesaid courts.  Each Party irrevocably waives, to the fullest extent such Party may effectively do so under applicable law, trial by jury and any objection that such Party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of any Party hereto to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction.  In addition to any other form of service of process authorized by law, service of process in any action, suit, proceeding or claim hereunder shall be sufficient if mailed to each Party hereto at the address specified in Section 4(d) and such service shall constitute “personal service” for purposes of such action, suit, proceeding or claim.

(c) Entire Agreement. This Termination and Release and Exhibit A referred to herein contain the complete agreement among the Parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings and no other understanding which modifies the terms hereof shall be binding unless made in writing and executed by authorized representatives of the Parties hereto.

(d) Notices. Any notice, consent, request or other communication made or given in accordance with this Termination and Release shall be in writing and shall be deemed effectively given when actually received if delivered in person, sent by internationally recognized overnight courier service, or sent by facsimile transmission or, if mailed, five business days after mailing by registered or certified mail, return receipt requested to those listed below at their following respective addresses or facsimile numbers:

IF TO INTELLIGENTIAS:	303 Twin Dolphin Drive
6th Floor
Redwood City, CA 94065
Telecopier:
Attn:  Luigi Caramico

IF TO VMH:	Teufstettener Str. 3
85459 Woerth
Germany
Telecopier:
Attn:  Paul Hoffman

IF TO KROWKA:	Curd-Juergens-Str. 2
81739 Muenchen
Germany
Telecopier:

IF TO DATAKOM:	Oskar-Messter-Strasse 16
85737 Ismaning
Germany
Telecopier:
Attn:

or to such other address or addresses as a Party may from time to time designate as to itself, by notice as provided herein, provided that any such notice shall be deemed effectively given only upon receipt.

(e) Severability.  If one or more provisions of this Termination and Release are held to be unenforceable under applicable law, such provision shall be excluded from this Termination and Release and the balance of the Termination and Release shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(f) Successors and Assigns. The terms and conditions of this Termination and Release shall inure to the benefit of and be binding upon the respective successors, heirs, executors, legal representatives, and assigns of the Parties hereto.

(g) Counterparts.  This Termination and Release may be executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same document.

(h) Titles.  The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Termination and Release.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Termination and Release to be executed as of the date first above written.

INTELLIGENTIAS, INC.

By: /s/ Luigi Caramico
Name: Luigi Caramico
Title: President

VMH GMBH

By: /s/ Paul Hoffman
Name:  Paul Hoffman
Title: Managing Director

/s/ Lydia Krowka
Lydia Krowka

DATAKOM GESELLSCHAFT FUER DATENKOMMUNIKATION MBH

By: /s/ Paul Hoffman
Name:  Paul Hoffman
Title: Managing Director